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                                                                      EXHIBIT 11



                          WASHINGTON GAS LIGHT COMPANY


           Computation of Earnings per Average Share of Common Stock
         Assuming Full Dilution from Conversion of the $4.60 and $4.36
                         Convertible Preferred Series
         --------------------------------------------------------------
                                  (Unaudited)






                                                                   Three Months Ended
                                                            -------------------------------

                                                            Dec. 31, 1994     Dec. 31, 1993
                                                            -------------     -------------
                                                            (Thousands, except per share data)
EARNINGS PER AVERAGE SHARE ASSUMING FULL DILUTION
- -------------------------------------------------

Net Income                                                  $     27,726        $    30,252



Dividends on preferred stock (excluding
  dividends on convertible preferred stock)                          330                330
                                                            ------------        -----------

Net income applicable to common stock                       $     27,396        $    29,922
                                                            ============        ===========

Average common shares outstanding on a fully
  diluted basis assuming conversion of the
  outstanding shares of the $4.60 and $4.36
  convertible preferred stock on October 1
  of each year based on the applicable
  conversion price                                                21,156             20,805
                                                             ===========        ===========

Earnings per average share of common stock
  assuming full dilution                                    $       1.29        $      1.44
                                                            ============        ===========

- -------------------------

Note: These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.





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